FOR IMMEDIATE RELEASE Contact: Paul Knopick 888-795-6336

*************************************************************************

ITRONICS ANNOUNCES THAT ITS SILVER SALES ARE EXPECTED TO DOUBLE IN FIRST QUARTER DUE TO POPULARITY OF SILVER NEVADA MINER BARS

RENO, Nevada, March 16, 2004 -- Itronics Inc. (OTCBB: ITRO; Frankfurt Stock Exchange: ITG) reported today that a significant increase in sales of 2004 Limited Edition Silver Nevada Miner bars by its subsidiary, Itronics Metallurgical, Inc., is doubling first quarter silver sales compared to 2003.

The beautifully crafted, 5 troy ounce, 99.9 percent pure Silver Nevada Miner bar is the only 5 troy ounce silver bar currently being manufactured and sold in the United States. With renewed consumer interest in silver and rising prices the 2004 Limited Edition Silver Nevada bars, which became available for sale in January, are rapidly becoming a popular collectible item.

"While this is still a modest part of our overall business, we are pleased by the increased sales and are looking forward to this trend continuing," said Dr. John Whitney, Itronics President. "Because of expanding consumer interest in silver we are initiating an Internet advertising campaign for the second quarter which is expected to further increase Silver Nevada Miner bar sales."

The Silver Nevada Miner bar was created to commemorate the long and eventful silver mining history of Nevada and is an excellent souvenir of Nevada, the "Silver State." The top surface of the bar is engraved with an authentic reproduction of a miner in one of the famous "square-set" stopes of the Comstock Silver Mines at Virginia City, Nevada, in the mid-1860's. The bars are 2 3/8 inches by 1 3/8 inches by 1/4 inch thick and contain exactly 5 ounces of pure silver. They are "proof quality" and include a year-stamp authenticating the limited edition. The Silver Nevada Miner bars are available at the Company's 'e-store' catalog at http://www.itronics.com.

Itronics, through its subsidiary, Itronics Metallurgical, Inc., is the only company in the world with the technology to extract more than 99 percent of the silver and virtually all the other toxic heavy metals from used photoliquids and to use this "Beneficial Use Photochemical, Silver, and Water Recycling" technology to convert the resulting liquids into environmentally beneficial, chelated, multinutrient liquid fertilizer products sold under the trademark GOLD'n GRO, and animal repellent/fertilizer products under the trademark GOLD'n GRO GUARDIAN.

Headquartered in Reno, Nevada, Itronics Inc. is one of Nevada's leading process technology companies and a world leader in photochemical recycling. The Company also provides project planning and technical services to the mining industry. Dr. John Whitney, Itronics President, was selected as Nevada’s Inventor of the Year for 2000 and is a member of the Inventor’s Hall of Fame at the University of Nevada, Reno. Itronics was one of five finalists for the 2001 Kirkpatrick Chemical Engineering Award, the most prestigious worldwide award in chemical engineering technologies.

* * * * * * * * * *

VISIT OUR WEB SITE: www.itronics.com

(Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company's future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company's partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.)